EXHIBIT 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2010 RESULTS

AND DECLARES $0.30 QUARTERLY DIVIDEND

Purchase, New York, May 4, 2010 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2010.

Adjusted pre-tax income (1), excluding unrealized gains / losses on interest rate swaps, was $16.2 million in the first quarter of 2010, compared to $20.7 million in the first quarter of 2009, and $12.0 million in the fourth quarter of 2009.  Adjusted pre-tax income per fully diluted share was $0.53 in the first quarter of 2010, compared to $0.65 in the first quarter of 2009, and $0.39 in the fourth quarter of 2009.  The Company focuses on adjusted pre-tax results since it considers unrealized gains / losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and planned future equipment purchases.

Leasing revenues for the first quarter of 2010 were $72.9 million compared to $83.1 million in the first quarter of 2009 and $72.6 million in the fourth quarter of 2009.  Compared to the fourth quarter of 2009, leasing revenues in the first quarter of 2010 were impacted by two fewer billing days and a reduction in ancillary fees resulting from a decrease in drop-offs.  Adjusted EBITDA (2), including principal payments on finance leases, was $68.6 million for the quarter versus $74.6 million in the prior year period and $65.7 million in the fourth quarter of 2009.

Adjusted Net Income (3), excluding unrealized gains / losses on interest rate swaps, was $10.5 million for the first quarter of 2010, compared to $13.4 million in the first quarter of 2009 and $7.9 million in the fourth quarter of 2009.   Adjusted Net Income per fully diluted common share was $0.34 in the first quarter of 2010, versus $0.42 per fully diluted common share in the first quarter of 2009 and $0.26 per fully diluted common share in the fourth quarter of 2009.

Reported net income for the first quarter of 2010 was $5.9 million, versus net income of $16.6 million, in the first quarter of 2009 and $16.0 million in the fourth quarter of 2009.  Net income per fully diluted common share was $0.19 for the first quarter of 2010, versus net income per fully diluted common share of $0.52 in the first quarter of 2009 and net income per fully diluted common share of $0.52 in the fourth quarter of 2009.  The difference between Adjusted Net Income and the reported net income was primarily due to unrealized gains / losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the first quarter of 2010, long-term interest rates decreased, resulting in a $6.8 million decrease in the market value of TAL’s swap contracts.

“In the first quarter of 2010, the recovery in our operating and financial performance started to accelerate,” commented Brian M. Sondey, President and CEO of TAL International.  “During the first quarter, the combination of recovering containerized trade volumes and decreased global container capacity led to a global shortage of containers, strong leasing demand and increasing utilization for TAL.  Our core utilization, excluding idle factory units, increased 3.1% during the quarter to reach 93.4% as of March 31, 2010.  The improved market environment also led to lower operating expenses, higher used container disposal prices and a large improvement in market leasing rates, though our average lease rates continued to be impacted by lease rate reductions and incentives provided in 2009.  While our adjusted pretax income for the first quarter of 2010 was still below the level achieved in the first quarter of last year, our results have been improving since the third quarter of 2009, and our adjusted pretax income per share increased 35% sequentially from the fourth quarter of 2009 to reach $0.53 per share in the first quarter of 2010.”

“TAL has also been able to take advantage of increased investment opportunities so far this year resulting from the global shortage of containers as well as the reduced share of containers being purchased directly by our shipping line customers.  Historically, shipping lines have owned 55% - 60% of their operated containers and leased 40% - 45% from leasing companies like TAL.  This year however, shipping lines have purchased very few containers due to the ongoing financial constraints they face from the combination of reduced profitability and ongoing large capital outlays associated with their aggressive vessel building programs.  Through the end of April, TAL has ordered or is currently in discussions to order more than $425 million of new containers, including over 175,000 TEU of dry containers and 9,000 TEU of refrigerated containers, though these new orders had a limited impact on our first quarter results since most of these containers will be delivered during the second and third quarters of this year.”

Outlook

Mr. Sondey continued “Market conditions have remained strong into the second quarter, and in general, we expect the favorable market conditions to continue. While TAL has been aggressive in placing new container orders, overall new production of containers has been fairly limited so far this year due to production constraints at the container manufacturers and reduced direct buying by our shipping line customers.  As a result, we expect available container capacity to remain tight for the next several quarters.  Our core utilization reached 94.5% at the end of April.”

“We expect our utilization to climb further throughout the second quarter as booked containers go on-hire to our customers, and we expect our average lease rates to increase throughout the year as some customer incentives expire and as containers go on-hire at rates higher than our current average level.  We also expect disposal prices to increase for the next several quarters as inventories of older containers available for sale shrink, though the overall size of our disposal gains and third-party trading margins may start to be constrained by reduced selling volumes if drop-off volumes remain at the current very low level.  Our leasing revenue should start to benefit in the second quarter from our aggressive new container production, though this will result in increased interest and depreciation expense as well.  Overall, we expect our second quarter adjusted pretax income to increase 10%-20% from the first quarter level, and we estimate that our full year adjusted pretax income in 2010 will be 25%-35% higher than our adjusted pretax income last year.”

Dividend

TAL’s Board of Directors has approved and declared a $0.30 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 24, 2010 to shareholders of record at the close of business on June 3, 2010.

Mr. Sondey continued “We are pleased to increase TAL’s second quarter dividend to $0.30 per share.  The increase in the dividend reflects our improving profitability and the expectation that our market environment will remain favorable for at least the next several quarters.  We will continue to evaluate the size of the dividend based on changes in our performance and expectations.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Wednesday, May 5th to discuss its fiscal first quarter results.  An archive of the Webcast will be available one hour after the live call through Friday May 28, 2010. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 202 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 735,000 containers and related equipment representing approximately 1,190,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2010.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets:
Leasing equipment, net of accumulated depreciation and allowances of $440,720 and $420,517	$1,452,208	$1,357,539
Net investment in finance leases, net of allowances of $1,566 and $1,618	193,011	199,989
Equipment held for sale	42,989	46,291
Revenue earning assets	1,688,208	1,603,819

Cash and cash equivalents (including restricted cash of $14,075 and $13,714)	56,173	73,604
Accounts receivable, net of allowances of $680 and $757	38,871	33,086
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $5,199 and $5,142	932	972
Goodwill	71,898	71,898
Deferred financing costs	9,014	8,882
Other assets	5,500	6,043
Fair value of derivative instruments	1,931	2,674
Total assets	$1,872,527	$1,800,978

Liabilities and stockholders’ equity:
Equipment purchases payable	$69,858	$3,312
Fair value of derivative instruments	67,635	61,799
Accounts payable and other accrued expenses	37,659	42,845
Net deferred income tax liability	116,326	112,895
Debt	1,164,102	1,161,298
Total liabilities	1,455,580	1,382,149

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,720,066 and 33,592,066 shares issued and outstanding, respectively	33	33
Treasury stock, at cost, 3,010,962 and 3,009,171 shares, respectively	(37,512)	(37,489)
Additional paid-in capital	398,416	398,016
Accumulated earnings	56,473	58,253
Accumulated other comprehensive (loss) income	(463)	16
Total stockholders’ equity	416,947	418,829
Total liabilities and stockholders’ equity	$1,872,527	$1,800,978

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations
 (Dollars and shares in thousands, except earnings per share)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$67,992	$78,047
Finance leases	4,871	5,055
Total leasing revenues	72,863	83,102
Equipment trading revenue	5,738	16,088
Management fee income	768	669
Other revenues	229	296
Total revenues	79,598	100,155

Operating expenses (income):
Equipment trading expenses	5,178	14,775
Direct operating expenses	8,180	9,825
Administrative expenses	10,555	11,622
Depreciation and amortization	26,966	29,109
(Reversal) provision for doubtful accounts	(68)	321
Net (gain) on sale of leasing equipment	(4,468)	(3,596)
Total operating expenses	46,343	62,056
Operating income	33,255	38,099

Other expenses (income):
Interest and debt expense	17,042	17,361
Unrealized loss (gain) on interest rate swaps	6,784	(5,063)
Total other expenses	23,826	12,298

Income before income taxes	9,429	25,801
Income tax expense	3,530	9,185
Net income	$5,899	$16,616

Net income per common share — Basic	$0.19	$0.52
Net income per common share — Diluted	$0.19	$0.52

Weighted average number of common shares outstanding — Basic	30,429	31,970
Weighted average number of common shares outstanding — Diluted	30,534	31,981

Cash dividends paid per common share	$0.25	$0.01

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, income tax expense and depreciation and amortization, and excludes unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income (loss) before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income (loss) further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2010 and 2009.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three months ended March 31, 2010 and 2009.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended March 31,
	2010	2009

Net income	$5,899	$16,616
Add (subtract):
Depreciation and amortization	26,966	29,109
Interest and debt expense	17,042	17,361
Income tax expense	3,530	9,185
Unrealized loss (gain) on interest rate swaps	6,784	(5,063)
EBITDA	60,221	67,208
Add:
Principal payments on finance leases	8,357	7,410
Adjusted EBITDA	$68,578	$74,618

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended March 31,
	2010	2009

Income before income taxes	$9,429	$25,801
Add (subtract):
Unrealized loss (gain) on interest rate swaps	6,784	(5,063)
Adjusted pre-tax income	$16,213	$20,738

Net income	$5,899	$16,616
Add (subtract)(a):
Unrealized loss (gain) on interest rate swaps	4,558	(3,261)

Adjusted net income	$10,457	$13,355

(a) All net income adjustments are reflected net of income taxes.